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                                                           OMB APPROVAL
                       UNITED STATES               -----------------------------
            SECURITIES AND EXCHANGE COMMISSION     -----------------------------
                  WASHINGTON, D.C. 20549           OMB Number:        3235-0058
                                                   Expires:    January 31, 2005
                        FORM 12B-25                Estimated average burden
                                                   Hours per form..........2.50
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                NOTIFICATION OF LATE FILING        -----------------------------
                                                   SEC FILE NUMBER: 000-33211
                                                    CUSIP NUMBER: 92846Y-10-0
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 (Check One): [X] Form 10-K and Form 10-KSB [ ] Form 11-K 9 Form 20-F
[ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

                  For Period Ended: August 31, 2005
                                    ---------------
                  [  ] Transition Report on Form 10-K
                  [  ] Transition Report on Form 20-F
                  [  ] Transition Report on Form 11-K
                  [  ] Transition Report on Form 10-Q
                  [  ] Transition Report on Form N-SAR
                  For the Transition Period Ended: __________________________

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  Read Instructions (on back page) Before Preparing Form. Please Print or Type.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                         PART I - REGISTRANT INFORMATION

                              GOLF ROUNDS.COM, INC.
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                             Full Name if Applicable

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                            Former Name if Applicable

                        111 Village Parkway, Building #2
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            Address of Principal Executive Office (Street and Number)

                             Marietta, Georgia 30067
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                            City, State and Zip Code

                       PART II - RULES 12B-25 (B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

           (a)     The reasons described in reasonable detail in Part III of
                   this form could not be eliminated without unreasonable effort or expense;

[X]        (b)     The subject annual report, semi-annual report, transition
                   report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject
                   quarterly report or transition report on Form 10-Q or Form
                   10-QSB or portion thereof will be filed on or before the
                   fifth calendar day following the prescribed due date; and

           (c)     The accountant's statement or other exhibit required by Rule
                   12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 10-KSB, 20-F,
11-K, 10-Q, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

The Company has access to limited internal and external accounting resources and could not complete the annual report on Form 10-KSB for the year ended August
31, 2005 without unreasonable effort and expense.

                           PART IV - OTHER INFORMATION

         Name and telephone number of person to contact in regard to this notification
(1)
     Robert H. Donehew          (770)                  952-3386
     -----------------          -----                  --------
          (Name)             (Area Code)           (Telephone Number)

(2)    Have all other periodic reports required under
       Section 13 or 15(d) of the Securities Exchange Act of
       1934 or Section 30 of the Investment Company Act of        [X] Yes [ ] No
       1940 during the preceding 12 months or for such shorter
       period that the registrant was required to file such
       report(s) been filed? If answer is no, identify
       report(s)

(3)    Is it anticipated that any significant change in results
       of operations from the corresponding period for the        [ ] Yes [X] No
       last fiscal year will be reflected by the earnings
       statements to be included in the subject report or
       portion thereof?

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                      GOLF ROUNDS.COM, INC.
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           (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2005                  By: /s/ Robert H. Donehew
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                                        Robert H. Donehew, Authorized Signatory

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
                            ATTENTION
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 INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                VIOLATIONS (SEE 18 U.S.C. 1001).
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